Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-02505 and 333-64040 of C-COR.net Corp. on Form S-8 of our report dated June 21, 2004, appearing in this Annual Report on Form 11-K of C-COR.net Corp. Retirement Savings and Profit Sharing Plan for the year ended December 31, 2003.

/s/ Parente Randolph, PC

Wilkes-Barre, Pennsylvania

June 21, 2004